EXHIBIT 99.1

Qumu Announces Second Quarter 2016 Results

Conference Call Wednesday, August 3 at 10:00 a.m. ET

Minneapolis, MN – August 2, 2016 – Qumu Corporation (NASDAQ: QUMU) today reported financial results for the second quarter ended June 30, 2016, which were slightly improved from the estimates included in its July 21, 2016 press release.

Second quarter revenue was $6.5 million, compared to $8.8 million in the second quarter 2015. Second quarter net loss was $(4.3) million, or a loss of $(0.46) per share, compared to $(6.9) million, or a loss of $(0.75) per share, in the second quarter 2015. Second quarter adjusted EBITDA (a non-GAAP measure) was a loss of $(3.1) million, compared to an adjusted EBITDA loss of $(5.8) million for the second quarter 2015.

For the six months ended June 30, 2016, revenue was $15.3 million, compared to $14.7 million last year. For the six months ended June 30, 2016, net loss was $(8.4) million, or a loss of $(0.91) per share, compared to $(16.9) million, or a loss of $(1.83) per share, last year. For the six months ended June 30, 2016, adjusted EBITDA was a loss of $(6.0) million, compared to an adjusted EBITDA loss of $(14.5) million last year.

“As previously indicated, we are disappointed with our second quarter revenue; however, we have right-sized our expense structure over the past twelve months and we remain confident in our ability to transition to more recurring revenue and a lower reliance on perpetual license sales over time. For example, in the second quarter we closed our largest number of new cloud customers in a quarter,” said Vern Hanzlik, Qumu’s president and CEO. “In the near term, due to the variability of the timing of larger perpetual license opportunities, we have revised our annual guidance. During this transition, we are continuing to focus on providing the best enterprise video content management solutions and services, as rated by industry analysts, to our customers and to the Global 5000 market.”

Other Information

•
Subscription, maintenance and support revenue was $4.7 million and $4.6 million for the second quarter 2016 and 2015, respectively, and $10.2 million and $8.7 million for the six months ended June 2016 and 2015, respectively.

•	Gross margin was 54.7% and 48.7% for the second quarter 2016 and 2015, respectively, and 55.6% and 43.9% for the six months ended June 2016 and 2015, respectively.

•	Total headcount was 165 as of June 30, 2016 compared to 182 as of March 31, 2016 and 232 as of June 30, 2015.

•
Cash and marketable securities were $8.3 million as of June 30, 2016, compared to $11.3 million as of March 31, 2016, reflecting the second quarter operating loss and the impact on cash from changes in working capital.

Guidance
For the third quarter 2016, revenue is expected to be in the range of $7.0 million to $8.0 million. Third quarter net loss is expected to be in the range of $(3.7) million to $(3.2) million, or $(0.40) to $(0.35) per share, with weighted average shares outstanding of approximately 9.25 million shares. Adjusted EBITDA for the third quarter 2016 is expected to be in the range of a loss of $(2.5) million to $(2.0) million, compared to an adjusted EBITDA loss of $(6.2) million in the third quarter 2015.

For the full year of 2016, revenue is expected to be in the range of $32.0 million to $35.0 million. Gross margins are expected to improve from the mid 50s through the first half of the year to the mid to high 60s late in the year. Net loss is expected to be in the range of $(13.0) million to $(11.6) million, or $(1.40) to $(1.25) per share, with weighted average shares outstanding of approximately 9.25 million shares. Adjusted EBITDA is expected to be in the range of a loss of $(8.0) million to $(6.5) million compared to an adjusted EBITDA loss of $(24.5) million in fiscal 2015. The Company expects a tax benefit of $200,000 in fiscal 2016. Additionally, the Company expects that it will be cash flow breakeven the fourth quarter of 2016.

Conference Call
The Company has scheduled a conference call and webcast to review its second quarter 2016 results tomorrow, August 3, 2016 at 10:00 a.m. Eastern Time. The dial-in number for the conference call is 877-456-6914 for domestic participants and 929-387-3794 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

Non-GAAP Information
To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company uses adjusted EBITDA (a non-GAAP measure), which excludes certain items presented under GAAP. Adjusted EBITDA excludes items related to stock-based compensation, foreign currency gains and losses, net income (loss) from discontinued operations, depreciation and amortization, interest income and expense, and the impact of income-based taxes.

The Company uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the Company’s performance. The Company believes that adjusted EBITDA is useful to investors because it provides supplemental information that allows investors to review the Company's results of operations from the same perspective as management and the Company's board of directors. Non-GAAP results are presented for supplemental informational purposes only for understanding our operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

See the attached Supplemental Financial Information for a reconciliation of operating loss, a GAAP measure, to adjusted EBITDA, a non-GAAP measure, for the three and six months ended June 30, 2016 and 2015.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue, and the demand for the Company’s products or software. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu
Video is today’s document. Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, deliver and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Organizations around the world realize the greatest possible value from video they create and publish using Qumu. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contact:
Peter Goepfrich, CFO
Qumu Corporation
612-638-9096

QUMU CORPORATION
Condensed Consolidated Statements of Operations
(unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Software licenses and appliances	$836	$2,719	$2,798	$3,703
Service	5,679	6,045	12,453	11,030
Total revenues	6,515	8,764	15,251	14,733
Cost of revenues:
Software licenses and appliances	412	706	1,369	939
Service	2,542	3,786	5,403	7,328
Total cost of revenues	2,954	4,492	6,772	8,267
Gross profit	3,561	4,272	8,479	6,466
Operating expenses:
Research and development	2,410	2,858	4,760	5,660
Sales and marketing	2,978	4,740	6,510	9,568
General and administrative	2,265	3,558	5,235	7,922
Amortization of purchased intangibles	227	200	453	399
Total operating expenses	7,880	11,356	16,958	23,549
Operating loss	(4,319)	(7,084)	(8,479)	(17,083)
Other income (expense):
Interest income (expense), net	(15)	15	(27)	31
Other, net	(47)	(4)	(11)	(68)
Total other income (expense), net	(62)	11	(38)	(37)
Loss before income taxes	(4,381)	(7,073)	(8,517)	(17,120)
Income tax benefit	(90)	(146)	(94)	(319)
Net loss from continuing operations	(4,291)	(6,927)	(8,423)	(16,801)
Net loss from discontinued operations, net of tax	—	(22)	—	(89)
Net loss	$(4,291)	$(6,949)	$(8,423)	$(16,890)
Net loss per basic and diluted share:
Net loss from continuing operations per share	$(0.46)	$(0.75)	$(0.91)	$(1.83)
Net loss from discontinued operations per share	—	—	—	—
Net loss per share	$(0.46)	$(0.75)	$(0.91)	$(1.83)
Basic and diluted weighted average shares outstanding	9,236	9,243	9,227	9,206

QUMU CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

Assets	June 30, 2016	December 31, 2015
Current assets:	(unaudited)
Cash and cash equivalents	$8,032	$7,072
Marketable securities	250	6,249
Receivables, net	5,826	11,257
Income taxes receivable	384	659
Prepaid expenses and other current assets	2,873	3,392
Total current assets	17,365	28,629
Property and equipment, net	2,360	2,942
Intangible assets, net	9,472	11,032
Goodwill	7,330	8,103
Other assets, non-current	5,359	3,706
Total assets	$41,886	$54,412
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$4,154	$3,864
Accrued compensation	2,881	4,014
Deferred revenue	10,130	10,413
Deferred rent	296	270
Financing obligations	407	502
Current liabilities from discontinued operations	50	50
Total current liabilities	17,918	19,113
Long-term liabilities:
Deferred revenue, non-current	503	2,215
Income taxes payable, non-current	6	9
Deferred tax liability, non-current	436	575
Deferred rent, non-current	847	998
Financing obligations, non-current	347	519
Other non-current liabilities	—	226
Total long-term liabilities	2,139	4,542
Total liabilities	20,057	23,655
Stockholders’ equity:
Common stock	92	92
Additional paid-in capital	66,206	65,484
Accumulated deficit	(41,721)	(33,298)
Accumulated other comprehensive loss	(2,748)	(1,521)
Total stockholders’ equity	21,829	30,757
Total liabilities and stockholders’ equity	$41,886	$54,412

QUMU CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows used in operating activities:
Net loss	$(8,423)	$(16,890)
Net loss from discontinued operations, net of tax	—	(89)
Net loss from continuing operations	(8,423)	(16,801)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
Depreciation and amortization	1,700	1,503
Stock-based compensation	740	1,068
Loss on disposal of property and equipment	—	4
Deferred income taxes	(90)	(170)
Changes in operating assets and liabilities:
Receivables	5,192	3,393
Income taxes receivable / payable	241	(209)
Prepaid expenses and other assets	(1,171)	(2,293)
Accounts payable and other accrued liabilities	330	(559)
Accrued compensation	(1,113)	(1,763)
Deferred revenue	(1,749)	1,073
Deferred rent	(120)	—
Other non-current liabilities	(226)	(69)
Net cash used in continuing operating activities	(4,689)	(14,823)
Net cash used in discontinued operating activities	—	(397)
Net cash used in operating activities	(4,689)	(15,220)
Cash flows provided by investing activities:
Purchases of marketable securities	—	(9,250)
Sales and maturities of marketable securities	6,000	17,965
Purchases of property and equipment	(33)	(425)
Proceeds from sale of property and equipment	—	43
Net cash provided by investing activities	5,967	8,333
Cash flows provided by (used in) financing activities:
Common stock repurchases to settle employee withholding liability	(18)	(45)
Principal payments on financing obligations	(259)	(168)
Proceeds from employee stock plans	—	142
Net cash used in financing activities	(277)	(71)
Effect of exchange rate changes on cash	(41)	9
Net increase (decrease) in cash and cash equivalents	960	(6,949)
Cash and cash equivalents, beginning of period	7,072	11,684
Cash and cash equivalents, end of period	$8,032	$4,735

QUMU CORPORATION
Supplemental Financial Information
(unaudited - in thousands)

A summary of revenue is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Software licenses and appliances	$836	$2,719	$2,798	$3,703
Service
Subscription, maintenance and support	4,712	4,592	10,237	8,704
Professional services and other	967	1,453	2,216	2,326
Total service	5,679	6,045	12,453	11,030
Total revenue	$6,515	$8,764	$15,251	$14,733

A reconciliation from GAAP results to adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(4,291)	$(6,949)	$(8,423)	$(16,890)
Interest (income) expense, net	15	(15)	27	(31)
Income tax benefit	(90)	(146)	(94)	(319)
Depreciation and amortization expense:
Depreciation and amortization in cost of revenues	18	26	40	48
Depreciation and amortization in operating expenses	280	212	562	423
Total depreciation and amortization expense	298	238	602	471
Amortization of intangibles included in cost of revenues	323	317	645	633
Amortization of intangibles included in operating expenses	227	200	453	399
Total amortization of intangibles expense	550	517	1,098	1,032
Total depreciation and amortization expense	848	755	1,700	1,503
EBITDA	(3,518)	(6,355)	(6,790)	(15,737)
Foreign currency losses, net	47	4	11	68
Loss from discontinued operations, net	—	22	—	89
Stock-based compensation expense:
Stock-based compensation included in cost of revenues	25	38	18	74
Stock-based compensation included in operating expenses	364	462	722	994
Total stock-based compensation expense	389	500	740	1,068
Adjusted EBITDA	$(3,082)	$(5,829)	$(6,039)	$(14,512)